MarketWise Inc.
May 15, 2024

To the Shareholders of MarketWise, Inc.:

Ronald Reagan was an optimist.

One of his favorite jokes was about a little boy, who, on Christmas morning, came down to discover nothing under the tree but a large pile of manure. His parents were shocked to find him enthusiastically shoveling the manure out from under the tree. The boy, smiling ear to ear, said: “Isn’t this great! With all this manure in the house, there’s got to be a pony down here somewhere!”

I’m an optimist too. Let’s start shoveling.

For the first quarter of 2024, MarketWise generated net income of $22.7 million on Generally Accepted Accounting Principles (GAAP) net revenue of $109.0 million. This compares with last year’s first-quarter net income of $30.6 million on GAAP net revenue of $126.2 million. Our Paid Subscriber file size was 683,000 as of March 31, 2024, compared with 777,000 as of March 31, 2023.

There’s gotta be a pony down here somewhere.

Clearing a Path to Growth

Our business continues to work through the impact of the “Covid bubble.”

During 2020-2021, we experienced a huge increase in response to our marketing efforts as many investors, some for the very first time, entered the financial markets. This led our publishers to spend unprecedented amounts of money on marketing and brought to our company a huge number of new subscribers.

As I’ve explained in previous letters, these new subscribers were “stimulus check-sporting speculators chasing momentum.” And “like the tide,” they washed into our business and then, just as quickly, receded. While our marketers spent aggressively to add these subscribers, this large cohort of new subscribers didn’t convert into long-term customers at anything like the expected rate. This left our company with disappointing results in 2022 and 2023.

In October of 2023, I returned to the company after nearly a three-year absence.

My immediate focus was on normalizing our operations to restore our margins and, ideally, return us to profitable growth. We reduced General and Administrative costs by more than $4 million, or about 15%, on a year-over-year basis. We eliminated poorly performing products. And across our entire company, we reduced staffing levels substantially. Our headcount declined more than 20% from 672 as of September 30, 2023, to 535 as of the end of April 2024.

I was hopeful that after these difficult decisions, I’d be able to spend the first quarter working exclusively on growth initiatives. But as Warren Buffett is fond of saying, “only when the tide goes out do you learn who has been swimming naked.”

As I disclosed in my last letter, we had to wind down and reorganize one of our three main publishing groups because of serious departures from our ethical standards, including an editor who was being paid surreptitiously to recommend low-quality stocks to our readers. We are still in the process of strategically realigning and reorganizing our Legacy Research Group business (Legacy Research) and transitioning Legacy Research customers to comparable products within other MarketWise brands. I expect most of this work to be essentially complete in the first half of this year.

The direct consequences of this realignment will be expensive. The billings from the Legacy Research business, which were already in rapid decline throughout 2023, declined from $30 million in Q4 2023 to $16 million in Q1 2024. We expect these revenues will continue to decline for some time. As a result, even if we’re able to make substantial progress in our other brands, we will, most likely, still see further declines in our key metrics (Paid Subscriber size, Billings, and Renewal Billings) in 2024.

The direct impact of the Legacy Research situation can be seen in our quarterly Billings. After a period of stabilization in our Billings, we experienced a meaningful decline in the first quarter of 2024.

The reality for our shareholders is that we have a lot of work to do to replace the customers, the Billings, and the Renewal Billings we have lost because of the failures at Legacy Research. I assure you that is happening with urgency. I’ll detail some of those efforts below.

First, though, I am pleased to report only one thing about this entire situation. Unlike previous management, we have not paid extra for failure.

The managers and senior personnel who failed in their obligation to supervise the employees at Legacy Research were terminated.

Additionally, we bought back all the MarketWise equity owned by two of Legacy Research’s senior managers who were terminated. In total, the Company repurchased 7.2 million MarketWise LLC units at a discount to the market (and at a wide discount from our own estimate of intrinsic value) for a total cost of $10.8 million. Buying this equity is in line with our broader capital-allocation strategy will reward our shareholders, and allows us to move on from these problems. It is important to note that the purchases will not impact our public float, because we purchased LLC Units (not Class A Common Stock).

I believe this sets an important new precedent in our Company: We aren’t going to reward anyone for failure and, if you do anything to hurt our customers, we will be ruthless.

New Growth Initiatives

We believe transparent free markets are the most powerful engine for human cooperation. They are the key to creating a wealthier and more peaceful world.

At MarketWise, our mission is to explain the transformative power of free markets and to teach individuals how to use them effectively to empower and enrich their lives.

When we do this well, I believe the results are frequently exceptional, both for our subscribers and for our shareholders.

At the core of our business is the exceptional value proposition we offer to investors. The information our analysts produce can be extraordinarily valuable; yet we offer it for nominal subscription rates that are a pittance compared with the wealth that can be produced through investing in these ideas. The result is a scalable business that’s capable of producing high returns on invested capital.

As we look to rebuild our business from the troubles at Legacy Research, we will focus on our existing brands that have a proven ability to both attract and retain valuable subscribers. We will also continue to acquire similar businesses where there is a proven track record of excellent editorial that we can introduce to our large audience.

Our goal in building these businesses is to earn our customers’ continuing subscription and membership fees over an investment lifetime. We’re going to judge our success going forward, not merely by the initial billings (produced by marketing) but instead by the growth of recurring revenues.

I’m pleased to tell you that we’re launching a few of these kinds of high-quality businesses into MarketWise over the next few weeks.

We are re-launching Brownstone Research, which was, until recently, a leading franchise within MarketWise. Jeff Brown is one of the most recognized and trusted voices for investors in new technologies. At certain points over the last decade, Brownstone Research was among our very best businesses, both in terms of its financial results and in the quality of its products. Jeff left the business in early 2023 because of conflicts with our previous management team.

I am very excited to announce Jeff’s return to our company. I believe this franchise will soon grow into one of our biggest and best businesses.

I have also worked hard to relaunch Wide Moat Research, whose founder, Brad Thomas, has long been the most widely read expert in America on real estate investing through REITS. We intend to work with Brad to expand Wide Moat’s branded coverage to include long-term investing across the entire financial landscape.

These new (and re-born) franchises will be characterized by a few simple attributes:

1.Ultra-high-quality content, designed to serve real investors at premium subscription rates.
2.Analysts with decades of experience and bona fide expertise to share with their readers.
3.Marketing campaigns designed to build brand value and provide immediate return on investment.

These new franchises, along with our existing franchises, position MarketWise to build an extraordinary business in the years ahead.

With the talent we have in our company, with our incredible content libraries, with our large Subscriber files, and with our proprietary technologies, we have the opportunity to create an entirely new kind of consumer financial service company.

Unlike mainstream publishers, we are not beholden to advertisers. Unlike financial firms, we do not depend on (or collect) any kind of underwriting fees. And unlike individual fiduciaries, we do not craft our products to suit the expectations or the investment style of individual customers. Instead, we can craft investment research products and risk management tools that are optimized for the markets as we find them, pursuing results for our subscribers without fear or favor.

Newspapers, magazines, encyclopedias — virtually every form of publishing that historically relied on direct response marketing has nearly disappeared during the last 25 years. But our company flourished. Why? Because while our business form may have been publishing, we were not selling entertainment or news. We’ve educated an entire generation of investors, investors who, like us, have been independent from the beginning.

The business that pioneered this model, Stansberry Research, never looked like a traditional financial newsletter. Stansberry Research’s products were primarily designed to be used by individuals, folks who wanted to do their own research and manage their own assets.

Stansberry Research’s evolution followed other changes in the market for financial services. In the 1990s, people began to think about investing in new ways. It started with online brokers offering much cheaper forms of trading and allowing individuals to effectively become their own portfolio managers. Those changes continued with an explosion in exchange-traded funds.

Today, people are picking what they invest in and who they invest with as an expression of their own mindsets and values. Think about how using Robinhood, for example, says something about you as a person and as an investor far more than who you chose to use as your broker would have back in the 1980s or 1990s.

This ongoing “democratization” of finance is a major opportunity for us. The public no longer sees investing as something that can only happen in some Ivy Tower called “Wall Street.” More and more, people see investing as part of their identity. And more and more, people want to invest alongside a community that shares their beliefs and their values.

MarketWise will continue to be a leader of this trend by helping people identify who they are as investors by joining our brands as members. Going forward, far more of our marketing spending will be focused on this kind of branding and by offering tools and research products designed for specific types of investors.

To further our company’s pursuit of leadership in these ongoing trends, it’s critical that we change our compensation structure to align our company’s incentives with our strategic goals.

Our New Compensation Structure

We have, historically, paid our most valuable employees (our leading writers) with fully vested, annual cash bonuses based on fixed-rate royalty payments.

Many of these payments were not based on net income, but instead, on net Billings. Thus, the value of these payments depended heavily on marketing spending.

As a result, our employees have had an incentive to produce marketing campaigns that maximized marketing spending, even when those sales did not produce any return. These incentives, which were common in the industry, were particularly insidious for our company because we depend, entirely, on attracting investors who will renew and upgrade their subscriptions with our various operating companies over the long term. Thus, there’s been a long-standing mismatch between our company’s most important strategic goal and our employee’s incentives.

The result? Inefficient marketing spending.

An analysis of our marketing spending over the last several years shows that we spent hundreds of millions of dollars on marketing offering investment ideas to people at $49. While it must be said that some of our analysts saw these higher-risk recommendations provide truly incredible results for subscribers, it will not surprise any of our shareholders that selling such ideas at $49 to folks looking for lottery tickets doesn’t often lead to satisfied customers happy to pay up for high-quality, reliable, and sophisticated financial research.

As a result, most of these initial sales didn’t create any further business. And overall, the entire cohort of subscribers who entered our business at the $49 price didn’t produce any return for our company.

Solving this problem requires more than better marketing managers. We will never get the kind of marketing we need if our incentives are structured the way they are now. I can’t blame our employees for doing exactly what we incentivized them to do. Thus, I have restructured the entire compensation regime at the company.

I started at the top.

Rather than simply paying a fixed royalty bonus based on net income, our senior operators will now be paid primarily in the form of a salary. Their bonuses will be derived from a formula that rewards revenue growth combined with operating margin. We will no longer pay for growth at any cost.

Salaries for these senior operators will be set according to the scope of their business’s “renewal file.” That’s measured by adding up the annual billings derived from ongoing subscriptions or memberships, amortized appropriately. In this way, our senior operators will only have incentive to grow our repeat business, through marketing that’s efficient. Additionally, all bonus and incentive pay, across the entire company (with only a few exceptions), will be paid half in cash and half in stock, with a four-year vesting schedule.

Underneath these senior employees, everyone else in the company will be put into a salary band and will receive a specific key performance metric (KPM) to determine their annual bonus. Hopefully the wisdom of these changes will be obvious to you: We should reward our employees according to the specific contributions they make to our company, not solely according to the results of our marketing efforts.

Finally, in addition to rewarding our employees with shares (in lieu of cash) as part of their bonus pay, I plan to reward all of our employees with an initial grant of stock on July 1. All of our employees will be eligible for additional grants of stock each year provided that both their operating group and MarketWise as a whole produces an increase in our internal estimate of per-share intrinsic value.

We do not believe these changes will materially increase our annual cash compensation costs or have a materially dilutive effect on our shareholders.

I believe, when this chapter of our company’s history is written, these changes to compensation will be viewed as the single most important shift in strategy that led to our subsequent success. As a company, we can easily afford to be generous to all our employees and we can afford to pay up for great talent. What we can’t afford to do (and what I will not tolerate) is rewarding failure.

Capital Allocation

Our recent results have been poor. Thus, it might surprise you to know that I believe my most important job is capital allocation. I expect our results to improve dramatically and our company to produce far more cash than we can efficiently invest in our business, as has been the case almost every year I’ve been in this business.

What we decide to do with our cash flows will be critical to determining whether MarketWise is merely a good business or can become a great business.

We have four choices: We can invest in building our own brands and acquiring similar businesses; we can repurchase our own shares; we can invest in other industries; or we can pay cash dividends.

Buying back our shares at a wide discount from intrinsic value is, in my view, the very best use of our excess cash. However, given that so much of our stock (B-shares represent about 85% of all shares) is still privately held – and quite reluctant to sell – there simply isn’t enough of a liquid market yet to make buying shares practical. Conducting a significant buyback today in our A-shares would be tantamount to taking the company private.

Beyond this instantly accretive use of capital, I am optimistic that, over time, we can use a portion of our “float” – that’s the cash that we hold on to our balance sheet from billings that haven’t yet been recognized as revenue from an accounting perspective – to make successful long-term investments in common stocks. In the meantime, we continue to enjoy the high interest rate environment by earning income of nearly $2 million during the first quarter of 2024.

We plan to continue paying our regular quarterly dividend and will evaluate, at the end of the year, whether paying another special dividend is warranted.

Additional Performance Measures

Our quarterly letters will always begin with our GAAP accounting results. These numbers are important and should form the basis of your evaluation of our company.

In addition to the GAAP numbers, I believe you should also consider the performance measures that I use to evaluate businesses like ours in the industry, which is based on Billings. I’m not suggesting my model is superior to GAAP, but I believe my intrinsic-value model is useful to evaluate our business and other potential acquisitions, primarily because of the way GAAP accounting delays revenue recognition, in some cases for five years.

(In millions)	2018	2019	2020	2021	2022	2023	TTM 3/31/24

New "Marketing" Billings (1)	$192.6	$222.2	$450.0	$596.7	$333.6	$278.3	$266.3
Net "Renewal" Billings (2)	70.4	70.3	90.1	121.2	120.3	96.8	89.1
Other (3)	17.5	17.6	8.7	12.0	5.6	7.4	7.1
Total Billings	$280.5	$310.1	$548.8	$729.9	$459.5	$382.4	$362.5

(1) Includes billings from all new subscription sales to new and existing subscribers.
(2) Includes billings attributable to renewal and maintenance fee payments. Excludes Membership sales.
(3) Includes primarily billings from Revenue Share, Advertising, and Conferences.

My model (above) is focused on “Billings,” not “Revenue.” Billings are the cash we receive when a customer buys a membership or subscription. These cash receipts become “GAAP revenue” only after they’re earned over the life of a subscription. And because most of our memberships and subscriptions have multiple-year durations, this can produce a significant “lag” between the company’s receipt of cash and its recognition of revenue.

Intrinsic Value

To estimate the intrinsic value of the Company, I suggest using the different billings categories described above and ascribing a different multiple to each source of revenue.

Our New or “Marketing” Billings relate to initial subscriptions and produce modest profit margins (and in good years immodest ones). When evaluating businesses in our industry, I typically assign a conservative multiple to these initial subscriptions.

On the other hand, our Renewal Billings are higher margin, and when we are doing our jobs well, should always grow. I believe few, if any, financial publishers can match our record of growing and sustaining renewals. When I evaluate companies in our industry, renewals are the most important factor.

In addition to the Billings view above, I also look at Renewals, inclusive of our Membership billings. This method of looking at the revenue side of our business is a useful measure of “repeat” revenue and our ability to both retain our customers and upgrade them to our Membership products.

Increasing Recurring and Membership Billings is critical to increasing the overall intrinsic value of our business. As I mentioned above, the new compensation structure directly links incentives to increasing these Recurring and Membership Billings.

In closing, let me reiterate that I have confidence in the people, the products, and the processes we have in this business. Dozens of our employees worked long hours during the wind-down of Legacy Research to support our subscribers and thereby minimize the damage to our company. I’m sure most shareholders will never know how these efforts have significantly benefited our company – but I do. I’m more certain of our company’s future success today than I was at the start of this year. It’s always darkest before the dawn. But the dawn comes.

I look forward to updating you on our progress in August.